Exhibit 99.1

Bloggerwave Extends Contract With Leading Viral Marketing Company to Include All of Scandinavia and the U.K.

Press Release Source: Bloggerwave Inc. On Tuesday March 16, 2010, 8:30 am EDT

MOUNTAIN VIEW, CA--(Marketwire - 03/16/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), an innovative commercial blogging company, announced today that it has extended its contract with Buzzamedia, a leading viral marketing platform in Scandinavia. The contract will include all of Scandinavia and the United Kingdom.

Buzzamedia specializes in viral-video marketing, through pre-existing social networks, for commercial products, films, online games and pre-launches of TV commercials. It partners with Bloggerwave to expand its reach, leveraging Bloggerwave's network of more than 30,000 independent bloggers -- the widest reach of its type in Europe. Bloggerwave serves its clients and bloggers in four languages, and will soon launch platforms in additional languages in the near future. Already available in English, Danish, Swedish, and German, the Company's multilingual capabilities are one of the strengths that propelled it to be the leading strategic commercial blogging company in Europe. For more information about Buzzamedia, go towww.buzzamedia.com.

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -- and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors. The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 extension 7770 or info@cfsg1.com

Contact:

CONTACT
Stanley Wunderlich
Consulting For Strategic Growth 1, Ltd.
880 Third Ave, 6th Floor
New York NY 10022
Telephone: (800) 625-2236
Fax: (646) 205-7771
Email: Email Contact